UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AKARI THERAPEUTICS, PLC

(Exact name of Registrant as specified in its charter)

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AKARI THERAPEUTICS, PLC
24 West 40th Street, 8th Floor
New York, NY 10018
(646) 350-0702

75-76 Wimpole Street
London, W1G 9RT
+44 (0)20 3318 3004

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 29, 2016

Dear Shareholders of Akari Therapeutics, Plc:

You are cordially invited to attend the annual general meeting (the “Annual General Meeting”) of the shareholders of Akari Therapeutics, Plc, (“Akari” or the “Company”), to be held at 2:00 p.m., local time, on June 29, 2016, at Marcus Beck Library, Royal Society of Medicine, 1 Wimpole Street, London, W1G 0AE, for the purpose of considering and, if thought fit, passing the following resolutions, each of which will be proposed as ordinary resolutions:

As Ordinary Business

1.	To receive the accounts of the Company for the year ended December 31, 2015 together with the report of the auditors of the Company. The financial statements are presented and prepared in accordance with U.S. generally accepted accounting principles, and the financial statements are presented and prepared in accordance with International Financial Regulatory Standards (IFRS) for UK filing.
2.	To re-elect Stuart Ungar, M.D. as a director of Akari, as a Class A Director as stated in Article 19.2.1 of the Articles of Association of Akari.
3.	To re-elect James Hill, M.D. as a director of Akari, as a Class A Director as stated in Article 19.2.1 of the Articles of Association of Akari.
4.	To elect David Byrne as a director of Akari, as a Class A Director as stated in Article 19.2.1 of the Articles of Association of Akari.
5.	To elect Donald Williams as a director of Akari, as a Class A Director as stated in Article 19.2.1 of the Articles of Association of Akari.
6.	To appoint BDO USA, LLP, as auditors of Akari to hold office until the conclusion of the next general meeting at which accounts are laid before Akari and to authorize the audit committee of the board of directors of Akari to fix the auditors’ remuneration.

Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, as amended, the Company specifies that entitlement to attend and vote at the Annual General Meeting, and the number of votes which may be cast at the Annual General Meeting, will be determined by reference to the Company’s register of members at 6:00 p.m. (London time) on June 27, 2016 or, if the Annual General Meeting is adjourned, at the close of business on the date which is two days before the day of the adjourned Annual General Meeting (as the case may be). In each case, changes to the register of members after such time will be disregarded. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our board of directors has unanimously approved the proposals and recommends that you vote FOR each proposal described in the Proxy Statement.

The Company’s principal executive offices in the United States are located at 24 West 40th Street, 8th Floor, New York, NY 10018. The UK registered office of Akari Therapeutics, Plc is 42 – 50 Hersham Road, Walton-on-Thames, Surrey KT12 1RZ, United Kingdom. A copy of the Company’s Annual Report for the year ended December 31, 2015, which contains audited consolidated financial statements, prepared in accordance with U.S. generally accepted accounting principles and the financial statements are presented and prepared in accordance with International Financial Regulatory Standards (IFRS) for UK filing, and other information, accompanies the enclosed Proxy Statement.

Your vote is important. The affirmative vote (on a show of hands or a poll) of the holders of a majority of shareholders present in person or by proxy and voting on the proposal in favor of such proposal of is required for approval of Akari Proposal Nos. 1 through 6. We encourage you to read this proxy statement carefully.

Whether or not you expect to attend the Annual General Meeting, please complete, date, sign and return the enclosed proxy card using the enclosed return envelope as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are represented by American Depositary Shares and held on deposit by Deutsche Bank Trust Americas, as depositary, or if your Ordinary Shares are held of record by a broker, bank or other nominee and you wish to have your votes cast at the meeting, you must obtain, complete and timely return a proxy card issued in your name from that intermediary in accordance with any instructions provided therewith.

By Order of the Board of Directors of
Akari Therapeutics, Plc,

/s/ Gur Roshwalb

Gur Roshwalb, M.D.
Chief Executive Officer and Director
New York, New York
May 16, 2016

THE AKARI BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, AKARI AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE AKARI BOARD OF DIRECTORS RECOMMENDS THAT AKARI SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

PROXY STATEMENT FOR
2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 29, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Akari Therapeutics, Plc, a public limited company registered in England & Wales (“Akari” or the “Company”), for use at the Company’s 2016 Annual General Meeting of shareholders to be held at Marcus Beck Library, Royal Society of Medicine, 1 Wimpole Street, London, W1G 0AE on June 29, 2016, at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This proxy statement is being mailed to shareholders on or about May 16, 2016.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, SLC Registrars, 42 – 50 Hersham Road, Walton-on-Thames, Surrey KT12 1RZ, United Kingdom (the “Registrars”) so as to be received by 2:00 p.m. local time on June 27, 2016. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the proposals subject to a binding vote, FOR the nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to the depositary for our American Depositary Shares (Deutsche Bank Trust Americas), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Note Regarding our Recent Acquisition

On September 18, 2015, the Company (formerly known as Celsus Therapeutics, Plc) completed its acquisition of all of the capital stock of Volution Immuno Pharmaceuticals SA (“Volution”), from Pharma Limited (“RPC”), Volution’s sole shareholder, in exchange for ordinary shares, par value £0.01, (“Ordinary Shares”), of the Company (the “Acquisition”), in accordance with the terms of the Share Exchange Agreement, dated as of July 10, 2015, by and among the Company and RPC. In connection with the Acquisition, the name of the Company was changed to Akari Therapeutics, Plc. The Company’s American Depositary Shares (“ADSs”), each representing 100 Ordinary Shares, began trading on The NASDAQ Capital Market under the symbol “AKTX” on September 21, 2015.

Shares Outstanding and Voting Rights

Akari is registered in England & Wales and therefore subject to the Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded by (a) the chairman, (b) at least five shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our Ordinary Shares at the close of business on the day two business days prior to the date of the Annual General Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual General Meeting. On the date of this notice, approximately 1,177,693,383 Ordinary Shares were issued and 1,172,754,200 were outstanding, of which approximately 1,172,734,200 were held in the name of

Deutsche Bank AG London, the nominee of Deutsche Bank Trust Americas (the “Depositary”), which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing ADSs which, in turn, each represent one hundred (100) Ordinary Shares. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per ordinary share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card or attend the Annual General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a “broker non-vote”). ADR holders are not entitled to vote directly at the Annual General Meeting, but a deposit agreement dated as of December 7, 2012, as amended (the “Deposit Agreement”), exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of April 29, 2016 (the “ADR Record Date”) are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of Deutsche Bank AG London, in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on June 20, 2016 (the “Instruction Date”).

The Company has retained SLC Registrars to hold and maintain its register of members. SLC Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposal No. 1 — Receipt of Annual Accounts for the year ended December 31, 2015.  This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal Nos. 2 to No. 5 — Election and Re-election of Directors.  Each director nominated for election or re-election is elected/re-elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 6 — Appointment of Independent Registered Public Accounting Firm.  This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy by mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary, Robert M. Shaw, a later-dated proxy; or
•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York Time on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Akari on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs representing our Ordinary Shares who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

MATTERS BEING SUBMITTED TO A VOTE OF AKARI SHAREHOLDERS

Akari Proposal No. 1: Statutory Accounts

As a public limited company, it is a requirement under UK company law that the board of directors lay the Company’s audited statutory accounts, comprising the annual report and the accounts of the Company, before the shareholders at a general meeting (“Statutory Accounts”). The Statutory Accounts have been prepared in accordance with the International Financial Reporting Standards. The Statutory Accounts will be made available for download on the Company’s website (http://www.akaritx.com/corporate-governance/) as soon as they are complete, and in any event, no later than 21 days prior to the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Akari Therapeutics, Plc at info@akaritx.com. Shareholders present at the Annual General Meeting will have the opportunity to ask questions relating to the Statutory Accounts.

Required Vote

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE AKARI BOARD OF DIRECTORS RECOMMENDS THAT THE AKARI SHAREHOLDERS VOTE “FOR” THE RECEIPT OF THE STATUTORY ACCOUNTS.

Akari Proposal Nos. 2  –  5: Election and Re-election of Directors

Under the Company’s Articles of Association, there are three classes of Board members (Class A, Class B and Class C) with each class having a specific office term. James Hill, M.D., Stuart Ungar, M.D., Allan Shaw and David Byrne currently serve as Class A directors; Gur Roshwalb, M.D. and Clive Richardson currently serve as Class B directors and Mark Cohen and Ray Prudo currently serve as Class C directors. James Hill, M.D. and Stuart Ungar, M.D are being nominated and are up for re-election as Class A directors and David Byrne and Donald Williams are being nominated and are up for election as Class A directors. Allan Shaw, currently a Class A director is not up for re-election. Accordingly, immediately after the Annual General Meeting, if Proposal Nos. 2 through 5 are approved, our Board will be comprised of eight directors. The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board, upon the recommendation of the Nominating and Governance Committee, has nominated each of James Hill, M.D. and Stuart Ungar, M.D. for re-election at the Annual General Meeting and David Byrne and Donald Williams for election at the Annual General Meeting. Each of the nominees has indicated his willingness to serve if elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. In addition to these qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that (i) a majority of the Board shall be independent (in accordance with NASDAQ rules); (ii) each of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees shall be comprised of independent directors; and (iii) at least one member of the Audit Committee shall qualify as an audit committee financial expert (as defined by SEC rules). In addition, the Nominating and Corporate Governance Committee considers whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, each of James Hill, M.D. and Stuart Ungar, M.D. have been nominated for re-election as directors and David Byrne and Donald Williams have been nominated for election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, each of James Hill, M.D. and Stuart Ungar, M.D. for re-election as directors at the Annual General Meeting and David Byrne and Donald Williams for election as directors at the Annual General Meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors, including: (i) the year each was first elected as a director of the Company, (ii) their respective ages, and (iii) the positions currently held with the Company:

Name	Age	Director Class and Position
Director Nominees
James Hill, M.D. (2015)	70	Class A Director
Stuart Ungar, M.D. (2015)	72	Class A Director
David Byrne (2016)	56	Class A Director
Donald Williams (2016)	57	Class A Director
Gur Roshwalb, M.D. (2014)	47	Class B Director — Chief Executive Officer
Clive Richardson (2015)	51	Class B Director — Chief Operating Officer
Mark S. Cohen (2004)	49	Class C Director — Vice Chairman of the Board
Ray Prudo (2015)	71	Class C Director — Executive Chairman of the Board

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the 2016 Annual General Meeting.

James Hill, M.D., age 70, is currently a member of our board of directors. Prior to joining our board of directors, Dr. Hill was a non-executive director and Chairman of Genetix Group Plc from 2001 to 2009, an AIM listed company providing scientists with intelligent solutions for cell imaging and analysis. Previously Dr. Hill was a director and Senior Vice President of Corporate Affairs with SmithKline Beecham, from 1994 to 2001, with global responsibility for Investor Relations, Government Affairs, Communication and was a member of the corporate management team which oversaw corporate strategy. Dr. Hill’s prior experience was in the field of strategic product development working closely with research and development and the global markets. Dr. Hill qualified in medicine at Guys Hospital and became a fellow to The Royal Colleges of Physicians in both London and Edinburgh and was earlier awarded a Hunterian Professorship by The Royal College of Surgeons in England.

Stuart Ungar, M.D., age 72, is currently a member of our board of directors. After pursuing post-graduate studies in Internal Medicine and research in neuro-pharmacology at The Royal Post-Graduate Medical School, UK, Dr. Ungar was in practice as an Internist at The Princess Grace Hospital, London. Following fifteen years of practice he, jointly with Dr. Raymond Prudo, founded The Doctors Laboratory PLC (TDL), a general pathology laboratory, which provided analytical services to clinicians and pharmaceutical organizations throughout the United Kingdom and abroad. During his tenure as Chairman and Board Director, The Doctors Laboratory PLC grew from a start-up to become one of the largest pathology laboratories in the United Kingdom. It was sold to Sonic Healthcare, a quoted Australian PLC in 2002. Dr. Ungar studied medicine and biochemistry in the University of London at the Royal Free Hospital School of Medicine. As a post-graduate he was admitted to The Royal College of Physicians of the United Kingdom. Dr. Ungar is a Life Fellow of The Royal Society of Medicine and a founder and former Vice-President of The Independent Doctors Federation.

David Byrne, age 56, is currently a member of our board of directors. Mr. Byrne is currently Group Chief Executive Officer of Sonic Healthcare UK Group, the United Kingdom’s largest NGO clinical diagnostics organization, a position that he has held since 1997. Mr. Byrne also currently serves as a Main Board Director for CIS Healthcare Limited and served as a Main Board Finance Director for Clinisys Solutions Ltd from 2000 to 2007.

Donald Williams, age 57, is a 35-year veteran of the public accounting industry who retired in 2014. Mr. Williams spent 18 years as a partner at Ernst & Young and the last seven years as a partner at Grant Thornton. Mr. Williams’ career focused on private and public companies in the technology and life sciences sectors. During the last seven years at Grant Thornton, he served as the National Leader of Grant Thornton’s Life Sciences Practice and the Managing Partner of the San Diego Office. He was the lead partner for both Ernst & Young and Grant Thornton on multiple initial public offerings; secondary offerings; private and public debt financings; as well as numerous mergers and acquisitions. Beginning in 2014, Mr. Williams has served as a director of Marina Biotech, Inc. Beginning in 2015, he has served as a director of Proove Biosciences, Inc. and Alphatec Holdings, Inc. (and its wholly-owned operating subsidiary, Alphatec Spine, Inc.). From 2001 to 2014, Mr. Williams served on the board of directors and is past President and Chairman of the San Diego Venture Group and has served on the board of directors of various charitable organizations in the communities in which he has lived. Mr. Williams is a graduate of Southern Illinois University with a B.S. degree.

Required Vote

Each director nominated for election will be elected/re-elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE AKARI BOARD OF DIRECTORS RECOMMENDS THAT THE AKARI SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Akari Proposal No. 6: Appointment of Independent Registered Public Accounting Firm

On December 18, 2015, the Audit Committee of our board of directors engaged BDO AG as our independent registered public accounting firm and we dismissed Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global as our independent registered public accounting firm. We stated in a Form 8-K filed with the SEC on December 24, 2015 that “for each of the two fiscal years ended December 31, 2013 and December 31, 2014 and in the subsequent interim period through December 18, 2015, there were no disagreements with Kost, Forer, Gabbay & Kasierer on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Kost, Forer, Gabbay & Kasierer would have caused Kost, Forer, Gabbay & Kasierer to make reference to the matter in their report.”

On April 5, 2016, the Audit Committee of our board of directors engaged BDO USA, LLP as our independent registered public accounting firm and we dismissed BDO AG as our independent registered public accounting firm. We stated in a Form 8-K filed with the SEC on April 8, 2016 that “for the fiscal year ended December 31, 2015 and in the subsequent interim period through April 5, 2016, there were no disagreements with BDO AG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of BDO AG would have caused BDO AG to make reference to the matter in their report.”

BDO AG served as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2015. BDO AG did not have and does not have any financial interest, direct or indirect, in our Company, and does not have and has not had any connection with our Company except in its professional capacity as our independent auditors.

Our Audit Committee has selected BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that we submit the selection of BDO USA, LLP for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2015 for services rendered by BDO AG were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by BDO AG in the fiscal year ended December 31, 2015 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

Representatives of BDO USA, LLP and BDO AG are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following tables present the fees billed to us for professional services related to the years ended December 31, 2015 and 2014 by BDO AG and Kost, Forer, Gabbay & Kasierer:

BDO AG

	2014	2015
Audit Fees(1)	$88,435	$156,135
Audit-Related Fees(2)	—	25,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$88,435	$115,535

(1)	Audit fees consisted of audit work performed in the preparation of the consolidated financial statements,

interim review procedures as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.
(2)	Audit related services relate to work regarding a public listing or offering.
(3)	Tax fees relate to tax compliance planning and advice.
(4)	All Other Fees consist of fees for other permissible work not included within the above category descriptions.

Kost, Forer, Gabbay & Kasierer

	2014	2015
Audit Fees(1)	$162,000	$109,000
Audit-Related Fees(2)	40,000	20,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$202,000	$129,000

(1)	Audit fees consisted of audit work performed in the preparation of the consolidated financial statements, interim review procedures as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.
(2)	Audit related services relate to work regarding a public listing or offering.
(3)	Tax fees relate to tax compliance planning and advice.
(4)	All Other Fees consist of fees for other permissible work not included within the above category descriptions.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, to appoint BDO USA, LLP, as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2016. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include BDO USA, LLP.

Required Vote

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE AKARI BOARD OF DIRECTORS RECOMMENDS THAT THE AKARI SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

ADDITIONAL BUSINESS

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles of Association, as described below.

CORPORATE GOVERNANCE

Director Independence

Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Byrne, Cohen and Williams, Dr. Hill and Dr. Ungar are independent under the applicable rules and regulations of the NASDAQ Stock Market. Our board of directors also determined that Mr. Cohen, Dr. Hill and Dr. Ungar, who comprise our Compensation Committee; and Mr. Cohen, Dr. Hill and Dr. Ungar, who comprise our Nominating and Governance Committee, all satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. Our Audit Committee currently consists of three members, appointed by the board of directors: Mr. Shaw, Dr. Hill and Mr. Byrne, all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Audit Committee. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officer. The text of the code of conduct is posted in the “Investor Relations” section of our website at www.akaritx.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the NASDAQ stock market.

Limitations on Liability and Indemnification Matters

To the extent permitted by the Companies Act 2006, we shall indemnify our directors and officers against any liability. We maintain directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

BOARD OF DIRECTORS AND COMMITTEES

Our Articles of Association, as amended, provide that our business is to be managed by the board of directors (subject to any directions made by the members of the Company by special shareholder resolution). Our board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C Directors who serve a three year term before being subject to re-election at the annual general meeting, provided also that in any two year period, a majority of the board must stand for re-election). Our board of directors currently consists of eight members: James Hill, M.D., Stuart Ungar, M.D., Allan Shaw and David Byrne currently serve as Class A directors; Gur Roshwalb, M.D. and Clive Richardson currently serve as Class B directors; and Mark Cohen and Ray Prudo, currently serve as Class C directors. Ray Prudo serves as Executive Chairman of our board of directors and Mark Cohen serves as Vice Chairman of our board of directors.

Committees of the Board of Directors and Meetings

The following table sets forth the number of meetings held during calendar year 2015 by the board of directors and by each committee there. A majority of our directors, who were serving on our board of directors during 2015, attended at least 75% of the total number of meetings of the board of directors and of the committees of which he was a member during the time each such individual was a member of the board of directors.

Number of Meetings Held
Board of Directors	8
Audit Committee	5
Compensation Committee	2
Nominating and Corporate Governance Committee	2

The committees of our board of directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee currently consists of three members, appointed by the board of directors: Allan Shaw, James Hill, M.D. and David Byrne, all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Audit Committee. Mr. Shaw is the chairman of our Audit Committee. Our board of directors has determined that Mr. Shaw is the audit committee financial expert. Following the Annual General Meeting, Donald Williams will replace Mr. Shaw as the chairman of the Audit Committee. Our board of directors has determined that Donald Williams will be the audit committee financial expert upon his election.

Compensation Committee

Our Compensation Committee currently consists of three members, appointed by the board of directors: James Hill, M.D., Stuart Ungar, M.D. and Mark Cohen, all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Compensation Committee. Dr. Hill is the chairman of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, appointed by our board of directors: James Hill, M.D., Stuart Ungar, M.D. and Mark Cohen, all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Nominating and Corporate Governance Committee. Mark Cohen is the chairman of our Nominating and Corporate Governance Committee.

None of our directors have any service contracts with Akari or any of our subsidiaries that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of Akari. None of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

There are no family relationships among officers and directors of Akari.

The executive officers of Akari are responsible for the day-to-day management of the Company. The following table lists the names and positions of our executive officers.

Name	Position
Gur Roshwalb, M.D.	Chief Executive Officer, Director
Dov Elefant	Chief Financial Officer
Clive Richardson	Chief Operating Officer
Robert M. Shaw	General Counsel and Secretary

Biographical information of our executive officers is set forth below.

Gur Roshwalb, M.D., age 47, has served as Akari’s Chief Executive Officer since March 4, 2013. Prior to joining Akari, from April 2008 to February 2013, Dr. Roshwalb was employed by Venrock, a leading venture capital firm, where he most recently served as a Vice President investing in both private and public healthcare companies. At Venrock, Dr. Roshwalb was involved in the valuation, diligence and deal structuring of numerous pharmaceutical and biotechnology companies. Prior to Venrock, Dr. Roshwalb was an equity analyst at Piper Jaffray from June 2004 to March 2008 where he published research on specialty pharmaceutical companies as a senior analyst. Dr. Roshwalb was in private practice in New York and Board Certified in Internal Medicine before joining the investment community. He received an MBA from the NYU Stern School of Business, and an MD from the Albert Einstein College of Medicine.

Dov Elefant, age 48, has served as our Chief Financial Officer since January 11, 2012. From March 2011 until January 2012, he was Chief Financial Officer of Althera Medical Ltd. and from March 2009 to February 2011 he performed consulting services to a number of companies. He was also the Corporate Controller, from March 2007 to February 2009 for Lev Pharmaceuticals (OTCBB:LEVP), which was acquired by ViroPharma in 2008, Controller and Vice President of Finance and Administration at EpiCept Corporation (NASDAQ:EPCT.PK) from December 1999 to March 2007, Assistant Controller at Tetragenex Pharmaceuticals from November 1998 to October 1999 and held other accounting and finance roles from March 1991 to October 1998. Mr. Elefant holds a B.S. in accounting from Yeshiva University.

Clive Richardson, age 51, has served as our Chief Operating Officer since September 16, 2015, From January 2014 until September 2015, he was Head of Operations for Volution Immuno Pharmaceuticals SA, a position he held as a consultant. Prior his position with Volution Immuno Pharmaceuticals SA, Mr. Richardson served as consultant to Varleigh Immuno Pharmaceuticals since inception in 2007. Prior to working for Volution and Varleigh, Mr. Richardson served as a member of the board of directors for a range of international healthcare companies, including CIS Healthcare Ltd. and Clinisys Ltd. Mr. Richardson was formerly Head of Equities Research for Investec Bank, and worked as a strategy consultant for L.E.K. Consulting. Mr. Richardson holds an M.A. in Zoology from Trinity College, Oxford University.

Robert M. Shaw, age 62, joined as our General Counsel & Secretary in February 2016. Prior to joining the Company, he was General Counsel at Kenyon & Kenyon LLP, a law firm in New York, New York from 2010 to 2016. Prior to 2010, he held the following positions: Vice President, Acting General Counsel, and Secretary at KV Pharmaceutical Company in St. Louis, Missouri (2008 to 2010), Senior Vice President, General Counsel & Secretary at Pliva, Inc. in East Hanover, New Jersey (2004 to 2008); Executive Vice President, Chief Administrative Officer, General Counsel & Secretary at Savient Pharmaceuticals, Inc. in East Brunswick, New Jersey (1998 to 2004). From 1979 to 1998, he held various positions at BASF Corporation, Hoechst Celanese Corporation, and law firms in New York and Pennsylvania. Mr. Shaw holds a B.A. in Chemistry from Amherst College and a J.D. from the School of Law at Washington University in St. Louis.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Pursuant to our audit committee charter, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us have or will have a direct or indirect material interest.

The following discloses, since January 1, 2014, certain related party transactions involving us.

Prior to the Acquisition, the law firm of Pearl Cohen Zedek Latzer Baratz LLP, or PCZL, represented us in intellectual property and commercial matters, and since the Acquisition, PCZL does not represent the Company. Mark Cohen, the former Chairman and current Vice Chairman of our board of directors, is a senior partner in PCZL. PCZL charged us for services it rendered prior to the Acquisition on an hourly basis and expenses incurred. For the years ended December 31, 2015 and 2014, we received invoices from PCZL for services rendered and expenses of third parties incurred for approximately $352,000 and $749,000, respectively, and made payments to PCZL of approximately $451,361 and $960,409, respectively.

On September 18, 2015, pursuant to the terms of a Securities Exchange Agreement, we sold an aggregate of 1,055,600 of our Ordinary Shares to Mark Cohen, the Vice Chairman of our board of directors, at price of $0.18945 per share, for total gross proceeds of $199,983.42.

Share Exchange Agreement

Pursuant the terms of the Share Exchange Agreement, dated as of July 10, 2015 (the “Exchange Agreement”) by and between us and RPC Pharma Limited (“RPC”), on September 18, 2015, RPC exchanged all of the capital stock of Volution Immuno Pharmaceuticals SA (“Volution”) for 722,345,600 of our Ordinary Shares.

Under the terms and subject to the satisfaction of the conditions described in the Exchange Agreement, we acquired the entire issued share capital of Volution, with Volution becoming our wholly-owned subsidiary on September 18, 2015. Following the Acquisition, the name of the combined company was changed from Celsus Therapeutics, Plc to Akari Therapeutics, Plc.

Lock-Up Agreement

As a condition to the closing of the Acquisition, RPC agreed to enter into a lock-up agreement, pursuant to which RPC agreed not to sell or transfer, or engage in swap or similar transactions with respect to, our Ordinary Shares, including, as applicable, shares received in the Acquisition and issuable upon exercise of certain warrants and options from the completion of the Acquisition until 180 days from the completion of the Acquisition.

Relationship Agreement

As a condition to the closing of the Acquisition, we and RPC entered into a Relationship Agreement, which provided, subject to closing of the Acquisition, the right for RPC to appoint the following number of directors to our board of directors in relation to the percentage of our Ordinary Shares held in aggregate by RPC from time to time: (i) two class A directors if RPC holds 25% or more of our Ordinary Shares; (ii) one class A director if RPC holds 10% or more but less than 25% of our Ordinary Shares; and (iii) no directors if RPC holds less than 10% of our Ordinary Shares.

Additionally, where such right to appoint a director falls away, RPC is obliged to procure the resignation of the relevant director as soon as practicably possible thereafter at no cost to us. Unless otherwise agreed by our board of directors, the directors appointed by RPC shall be class A directors.

Volution’s Related Party Transactions

Pursuant to short term loan agreements entered into with Ray Prudo, the Chairman of our board of directors, on October 15, 2014 and November 10, 2014, Volution borrowed an aggregate of approximately $405,018 from Ray Prudo at an interest rate of $4.5% per annum. Volution repaid Ray Prudo the entire principal amount outstanding, plus interest in the amount of approximately $4,052, on April 17, 2015.

On July 3, 2015, under the terms of a contribution agreement among RPC and the shareholders of Volution, the Volution shareholders contributed all of their Volution shares to RPC, which resulted in Volution becoming a wholly owned subsidiary of RPC.

Volution and certain shareholders of Volution, including Ray Prudo who is the Chairman of our board of directors and a director of both Volution and RPC, entered into a working capital advance agreement, pursuant to which such shareholders agreed to make available up to $4,000,000 in the aggregate, to Volution for working capital purposes. All amounts advanced under the agreement accrued interest at a rate of 3% per annum and matured shortly after completion of the Acquisition.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis, except for the Form 3s filed by James Hill, M.D., RPC Pharma Limited, Stuart Ungar, M.D., Clive Richardson and Ray Prudo on September 23, 2015, which were filed one day late. An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report.

INSIDER TRADING POLICY

Akari has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Akari’s insider trading policy prohibits sale of any Akari securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Akari’s insider trading policy may not pledge Akari’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Policy Administrator.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Akari Ordinary Shares as of April 21, 2016 (except where otherwise indicated) for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of Akari Ordinary Shares;
•	each of the Akari directors;
•	each of the nominee directors that are not current directors;
•	each of the Akari named executive officers; and
•	all of the current directors and executive officers of Akari as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of April 21, 2016, through the exercise of any option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

Ordinary Shares that may be acquired by an individual or group within 60 days of April 21, 2016, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of ownership is based on 1,177,693,383 shares of Ordinary Shares outstanding on April 21, 2016, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Akari does not know of any arrangements, including any pledge by any person of securities of Akari, the operation of which may at a subsequent date result in a change of control of Akari. Unless otherwise noted, the address of each director and current and former executive officer of Akari is: c/o Akari Therapeutics, Plc, 24 West 40th Street, 8th Floor, New York, New York, 10018.

	Number of Ordinary Shares Beneficially Owned(1)		Percentage of Ordinary Shares Beneficially
Directors and Executive Officers
Mark S. Cohen	3,298,473	(2)	*
Ray Prudo	722,345,600	(3)	61.3%
Clive Richardson	2,033,981	(4)	*
James Hill, M.D.	—	(5)	*
Stuart Ungar, M.D.	—	(6)	*
Gur Roshwalb, M.D.	5,023,401	(7)	*
Allan Lee Shaw	190,196	(8)	*
Dov Elefant	688,495	(9)	*
David Byrne	—	(10)	*
Donald Williams	—		*
Robert M. Shaw	—		*
All directors and officers as a group (11 persons)	733,580,146		61.8%
5% or More Shareholders
RPC Pharma Limited(11)	722,345,600		61.3%
Deerfield Management Company, L.P.(12)	115,070,000		9.8%

*	Represents beneficial ownership of less than 1% of our outstanding Ordinary Shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes Ordinary Shares subject to options and other convertible securities that are exercisable or convertible within 60 days of

April 21, 2016. Except as indicated by footnote, to our knowledge, all persons named in the table above have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned. Beneficial ownership of 5% or more shareholders is based solely on information disclosed in Schedule 13Ds, Schedule 13Gs and Form 4s filed with the SEC.
(2)	Includes options to purchase, 136,500 Ordinary Shares at an exercise price of £0.80 per share (or $1.13) which expire on August 28, 2017, 75,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 60,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on June 20, 2022, 66,666 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 65,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024, 65,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024 and warrants to purchase 182,450 Ordinary Shares at an exercise price of $2.00 per share. This figure does not take into account a warrant issued to Pearl Cohen Zedek Latzer Baratz Law Office, or PCZL, on February 12, 2012, to purchase 309,492 ordinary Shares at an exercise price of $2.00 per share; Mark Cohen is a senior partner in PCZL. His business address is Pearl Cohen Zedek Latzer Baratz, LLP, 1500 Broadway, 12th Floor, New York, NY 10036, United States of America.
(3)	Represents the entire holdings of RPC Pharma Limited. Mr. Prudo has voting and dispositive control over the Ordinary Shares held by RPC Pharma Limited and owns approximately 71% of RPC’s outstanding shares (including option grants), including 10.64% of RPC’s outstanding shares held in trust for Dr. Ungar. Mr. Prudo disclaims beneficial ownership except to the extent of his actual pecuniary interest in such shares.
(4)	Consists of options to purchase 2,033,981 Ordinary Shares at an exercise price of $0.3221 per share, which expire on September 21, 2025.
(5)	Does not include shares held by RPC Pharma Limited of which he has a pecuniary interest. Dr. Hill disclaims beneficial ownership of the shares held by RPC Pharma Limited.
(6)	Does not include shares held by RPC Pharma Limited of which he has a pecuniary interest. Dr. Ungar disclaims beneficial ownership of the shares held by RPC Pharma Limited.
(7)	Includes options to purchase 4,067,963 Ordinary Shares at an exercise price of $0.3221 per share, which expire on September 21, 2025, 120,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 660,000 Ordinary Shares at an exercise price of $2.00 per share, which expire on September 24, 2023.
(8)	Includes options to purchase 66,666 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 45,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 45,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024.
(9)	Includes options to purchase 40,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on January 11, 2022, 100,000 Ordinary Shares at an exercise price of $2.00 per share, which expire on July 1, 2023, 40,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 508,495 Ordinary Shares at an exercise price of $0.3221 per share, which expire on September 21, 2025.
(10)	Does not include shares held by RPC Pharma Limited of which he has a pecuniary interest. Mr. Byrne disclaims beneficial ownership of the shares held by RPC Pharma Limited.
(11)	The principal business office of RPC Pharma Limited is c/o Landmark Fiduciare (Suisse) SA, 6 Place des Eaux-Vives, P.O. Box 3461, Geneva, V8 1211, Switzerland.
(12)	Comprised of (i) 575,350 shares directly held by Deerfield Private Design Fund III, L.P. (the “Private Design Shares”) which are indirectly beneficially owned by Deerfield Mgmt III, L.P., its general partner, Deerfield Management Company, L.P., its investment advisor, and James E. Flynn and (ii) 575,350 shares directly held by Deerfield Special Situations Fund, L.P. which are indirectly beneficially owned by Deerfield Mgmt, L.P., its general partner, Deerfield Management Company, L.P., its investment advisor, and James E. Flynn (the “Special Situations Shares”). As the sole member of the respective general partners of Deerfield Mgmt III, L.P. and Deerfield Management Company, L.P., Mr. Flynn is the sole natural person possessing beneficial ownership over the Private Design Shares. As the sole member of the respective general partners of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., Mr. Flynn is the sole natural person possessing beneficial ownership over the Special Situations Shares. The business address for Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. is 780 Third Avenue, 37th floor, New York, NY 10017.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the last two fiscal years ended December 31, 2014 and 2015 to (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) our Chief Operating Officer and (4) our Former Chief Medical Officer (from prior to the Acquisiton), our named executive officers (“NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gur Roshwalb, M.D., Chief Executive Officer	2015	357,292	86,625	—	6,863,034	—	—	—	7,306,951
	2014	350,000	—	—	60,564	—	—	—	410,564

Dov Elefant, Chief Financial Officer	2015	200,000	37,500	—	857,879	—	—	—	1,095,379
	2014	200,000	—	—	20,188	—	—	—	220,188

Clive Richardson, Chief Operating Officer(2)	2015	79,792	—	—	3,431,517	—	—	—	3,511,309
	2014	—	—	—	—	—	—	—	—

Pablo Jimenez, M.D., Former Chief Medical Officer(3)	2015	140,000	—	—	—	—	—	—	140,000
	2014	240,000	—	—	—	—	—	—	240,000

(1)	These amounts represent the aggregate grant date fair value for option awards for fiscal years 2014 and 2015, respectively, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 10-K for the years ended December 31, 2014 and 2015.
(2)	Mr. Richardson was appointed our Chief Operating Officer in connection with the Acquisition.
(3)	Prior to the Acquisition, Dr. Jimenez served as our Chief Medical Officer since October 23, 2013 and resigned on April 30, 2015.

Narrative Disclosure to Summary Compensation Table

Gur Roshwalb, M.D.  On September 21, 2015, in connection with the Acquisition, we entered into an executive employment agreement with our Chief Executive Officer, Dr. Roshwalb. The employment agreement was effective as of September 18, 2015, and has a term of one year with automatic renewals for successive one-year periods unless terminated by either party upon three-months’ notice prior to the expiration of the current term. Pursuant to the terms of the employment agreement, Dr. Roshwalb receives an annual base salary of $375,000, subject to review on an annual basis. Dr. Roshwalb is also entitled to an annual cash bonus with a target of 40% of base salary, provided that the actual amount of such bonus may be greater or less that the target amount.

The employment agreement also provides that Dr. Roshwalb is entitled to a stock option grant to purchase 32,543,700 Ordinary Shares (equivalent to 325,437 ADSs). This option grant was granted on September 21, 2015, with a share exercise price equal to $0.3221 per share (or $32.21 per ADS), which was the fair market value on the date of grant, as defined in the our 2014 Equity Incentive Plan (the “Plan”). The option grant was granted pursuant to and is governed by the terms of the Plan.

Upon termination of Dr. Roshwalb’s employment Without Cause (as defined therein), by Dr. Roshwalb for Good Reason or upon Expiration of the Term (as defined therein), in addition to any accrued but unpaid base salary and expense reimbursement, he shall be entitled to receive an amount equal to 12 months of base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments. Dr. Roshwalb shall also be entitled to COBRA continuation coverage paid in full by us for up to a maximum of 12 months following the date of termination.

Upon termination of Dr. Roshwalb’s employment Without Cause (as defined therein) or by Dr. Roshwalb for Good Reason following a Change of Control (as defined therein), unless the Change of Control happens for less than $225 million, in addition to any accrued but unpaid base salary and expense reimbursement, he shall be entitled to receive an amount equal to 18 months of one and a half times annual base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments and the target annual performance bonus that he would have been entitled to for the year in which termination was effective. Dr. Roshwalb shall also be entitled to COBRA continuation coverage paid in full by us for up to a maximum of 18 months following the date of termination. We are entitled to terminate Dr. Roshwalb’s employment immediately, under certain terms as specified in the employment agreement.

The employment agreement also contains restrictive covenants for our benefit and Dr. Roshwalb is required to maintain the confidentiality of our confidential information.

In 2015 Dr. Roshwalb received a base salary of $357,292 and a cash bonus of $86,625, which represents 100% of his target bonus for the full year. In addition, pursuant to his employment agreement, we granted Dr. Roshwalb a stock option grant to purchase 32,543,700 Ordinary Shares (equivalent to 325,437 ADSs), with a share exercise price equal to $0.3221 per share (or $32.21 per ADS).

Dov Elefant.  On September 21, 2015, in connection with the Acquisition, we entered into an executive employment agreement with our Chief Financial Officer, Mr. Elefant. The employment agreement was effective as of September 18, 2015, and has a term of one year with automatic renewals for successive one-year periods unless terminated by either party upon three-months’ notice prior to the expiration of the current term. Pursuant to the terms of the employment agreement, Mr. Elefant receives an annual base salary of $200,000, subject to review on an annual basis. Mr. Elefant is also entitled to an annual cash bonus with a target of 25% of base salary, provided that the actual amount of such bonus may be greater or less than the target amount.

The employment agreement also provides that Mr. Elefant is entitled to a stock option grant to purchase 4,067,963 Ordinary Shares (equivalent to 40,679 ADSs). This option grant was granted on September 21, 2015, with a share exercise price equal to $0.3221 per share (or $32.21 per ADS), which was the fair market value on the date of grant, as defined in the Plan. The option grant was granted pursuant to and is governed by the terms of the Plan.

Upon termination of Mr. Elefant’s employment Without Cause (as defined therein), by Mr. Elefant for Good Reason or upon Expiration of the Term (as defined therein), in addition to any accrued but unpaid base salary and expense reimbursement, he shall be entitled to receive an amount equal to 12 months of base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments. Mr. Elefant shall also be entitled to COBRA continuation coverage paid in full by us for up to a maximum of 12 months following the date of termination.

Upon termination of Mr. Elefant’s employment Without Cause (as defined therein) or by Mr. Elefant for good reason following a Change of Control (as defined therein), in addition to any accrued but unpaid base salary and expense reimbursement, he shall be entitled to receive an amount equal to 18 months of one and a half times annual base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments and the target annual performance bonus that he would have been entitled to for the year in which termination was effective. Mr. Elefant shall also be entitled to COBRA continuation coverage paid in full by us for up to a maximum of 18 months following the date of termination. We are entitled to terminate Mr. Elefant’s employment immediately, under certain terms as specified in the employment agreement.

The employment agreement also contains restrictive covenants for our benefit and Mr. Elefant is required to maintain the confidentiality of our confidential information.

In 2015 Mr. Elefant received a base salary of $200,000 and a cash bonus of $37,500, which represents 100% of his target bonus for the full year. In addition, pursuant to his employment agreement, we granted Mr. Elefant a stock option grant to purchase 4,067,963 Ordinary Shares (equivalent to 40,679 ADSs), with a share exercise price equal to $0.3221 per share (or $32.21 per ADS).

Clive Richardson.  On September 21, 2015, in connection with the Acquisition, we entered into an executive employment agreement with our Chief Operating Officer, Mr. Richardson. The employment agreement was effective on September 16, 2015, and shall continue until terminated by either party upon not less than six months’ prior written notice. Pursuant to the terms of the employment agreement, Mr. Richardson will receive an annual base salary of £210,000, subject to review on an annual basis. Mr. Richardson will also be entitled to an annual cash bonus with a target of 40% of base salary.

The employment agreement also provides that Mr. Richardson is entitled to a stock option grant to purchase 16,271,850 Ordinary Shares (equivalent to 162,718 ADSs). This option grant was granted on September 21, 2015, with a share exercise price equal to $0.3221 per share (or $32.21 per ADS), which was the fair market value on the date of grant, as defined in the Plan. The option grant was granted pursuant to and is governed by the terms of the Plan.

Upon termination of Mr. Richardson’s employment, he shall be entitled to receive an amount equal to one and a half times the sum of his annual base salary in effect on the termination date and the target annual performance bonus that he would have been entitled to for the year in which Mr. Richardson’s termination was effective.

The employment agreement also contains restrictive covenants for our benefit and Mr. Richardson is required to maintain the confidentiality of our confidential information.

In 2015 Mr. Richardson received a base salary of $79,792. In addition, pursuant to his employment agreement, we granted Mr. Richardson a stock option grant to purchase 16,271,850 Ordinary Shares (equivalent to 162,718 ADSs), with a share exercise price equal to $0.3221 per share (or $32.21 per ADS).

Pablo Jimenez, M.D.  Pursuant to the terms of his employment agreement, effective October 23, 2013, Dr. Pablo Jimenez, our former Chief Medical Officer, received an annual salary of $240,000 (or $20,000 per month), and was eligible to receive an additional cash bonus of up to twenty-five percent (25%) of his base salary. In connection with his resignation prior to the Acquisition, we entered into a Separation Agreement with Dr. Jimenez on April 30, 2015. Pursuant to the Separation Agreement, in consideration for a general release of claims from the Company, we agreed to provide Dr. Jimenez with a severance payment equal to the equivalent of three months of current base wages, less standard payroll deductions and withholdings to be paid over the course of three months from the effective date. Dr. Jimenez resigned on April 30, 2015

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gur Roshwalb, M.D.	560,000	(1)	—	—	2.00	9/24/2023
	100,000	(2)	—	—	2.00	9/24/2023
	120,000	(3)	—	—	0.75	2/5/2024
	4,067,963	(4)	28,475,737	—	0.3221	9/21/2025
Dov Elefant	40,000	(5)	—	—	1.56	1/11/2022
	100,000	(2)	—	—	2.00	7/1/2023
	40,000	(3)	—	—	0.75	2/5/2024
	508,495	(4)	3,559,468	—	0.3221	9/21/2025
Clive Richardson	2,033,981	(4)	14,237,869	—	0.3221	9/21/2025
Pablo Jimenez, M.D.(6)	—		—	—	—	—

(1)	These options were granted on September 24, 2013, and were fully exercisable on September 18, 2015.
(2)	These options were granted on September 24, 2013, and were fully exercisable on July 1, 2014.
(3)	These options were granted on February 2, 2014, and were fully exercisable on May 31, 2014.

(4)	These options were granted on September 21, 2015, in connection with the Acquisition, and are exercisable over a four-year period with one-eighth of the options granted vesting every six months beginning March 18, 2016, through 2019.
(5)	These options were granted on July 1, 2013, and were fully exercisable on July 1, 2014.
(6)	All of Mr. Jimenez’s options have been cancelled in connection with his separation from the Company prior to the Acquisition.

DIRECTOR COMPENSATION

Our director compensation program is administered by our board of directors with the assistance of the compensation committee. The compensation committee conducts an annual review of director compensation and makes recommendations to the board with respect thereto.

Based on the recommendation of our compensation committee, our board of directors adopted a non-employee director compensation policy on November 19, 2015. Under the new policy, our non-employee directors will be compensated for service on our board of directors as follows in 2016:

•	an annual retainer for service on the board of directors of $36,000;
•	an annual retainer for service a member of the audit committee, compensation committee, nominating and governance committee and the research and development committee of $5,000;
•	for the chairman and vice chairman of the board; and each of the chairpersons of the compensation committee, nominating and governance committee and the research and development committee, an annual retainer of $10,000;
•	for the chairperson of the audit committee, an annual retainer of $15,000;
•	for service on the board of directors, an annual grant of a stock option to purchase 1,300,000 ordinary shares, at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant, which option shall vest in one year on the anniversary of the date of grant subject to the non-employee director’s continued service on the board of directors, unless otherwise specified by the board of directors or the compensation committee at the time of grant; and
•	for each new non-employee director that is appointed to the board of directors, an initial grant of a stock option to purchase 1,300,000 ordinary shares, at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant, which option shall vest ratably over three years in three equal installments on the anniversary date of grant beginning on the first anniversary, subject to the non-employee director’s continued service on the board of directors unless otherwise specified by the board of directors or the compensation committee at the time of grant.

Each of these options shall be granted under our Plan, terminate ten years after the grant date and become fully vested immediately prior to a change of control. The policy also provides that directors may elect, in lieu of annual cash payments, to receive, in part or in full, fully-vested ordinary shares equal to the dollar-value of the non-cash portion of their annual compensation, calculated in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” on the payment date.

All directors are eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our non-employee directors are also eligible to receive reimbursement, upon approval of the board of directors or a committee thereof, for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with our management.

Until November 19, 2015, our policy was the same as our 2016 policy except that the annual retainer for service on the board of directors was $25,000, there was no annual retainer for service as a member of the audit committee, compensation committee, nominating and governance committee or the research and development committee, the chairperson of the audit committee received an annual retainer of $10,000, there was no annual stock grant for service on the board of directors and the annual stock grant for chairpersons of the committees was 20,000 ordinary shares. The following table sets forth information regarding the total compensation awarded to, earned by or paid to each of our non-employee directors during the year ended December 31, 2015 for their service on our board of directors. Dr. Roshwalb, our chief executive officer, did not receive any additional compensation for his service as a director during 2015. The compensation that we pay to Dr. Roshwalb is discussed under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Mark S. Cohen	42,312	188,530	(2)	230,842	(3)
Robert Francis Doman*	17,500	—		17,500
Amos Eiran	12,500	—		12,500
Johnson Lau, M.B., B.S., M.D., F.R.C.P.*	12,500	—		12,500
Allan Lee Shaw	39,463	185,875	(2)	225,338
David Sidransky, M.D.*	17,500	—		17,500
Ray Prudo, M.D.	56,986	—		56,986
James Hill, M.D.	17,381	185,875	(2)	203,256
Stuart Ungar, M.D.	15,956	184,548	(2)	200,504

(1)	These amounts represent the aggregate grant date fair value of options granted to each director during the year ended December 31, 2015 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	Fair value of the options granted on September 21, 2015 was $0.20 per share and fair value of the options granted on November 25, 2015 was $0.13. 1,300,000 options remain outstanding as of December 31, 2015.
(3)	Does not include payments of an aggregate of $451,361 for intellectual property legal services and expenses for third parties in 2015 made to Pearl Cohen Zedek Latzer Baratz LLP, of which Mr. Cohen is a senior partner.
*	Resigned in connection with the Acquisition.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board of directors. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of BDO AG. In fulfilling its responsibilities for the financial statements for fiscal year 2015, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and BDO AG, our independent registered public accounting firm;
•	Evaluated the Company’s system of internal controls that management and the board of directors have established, reviewed significant financial transactions and enterprise risk management process;
•	Discussed with BDO AG, the matters required to be discussed in accordance with Auditing Standard No. 16 — Communications with Audit Committees; and
•	Received written disclosures and the letter from BDO AG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO AG, communications with the Audit Committee and the Audit Committee further discussed with BDO AG, their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and BDO AG, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Members of the Akari Therapeutics, Plc
Audit Committee (as of December 31, 2015)

Allan Lee Shaw
James Hill, M.D.
Stuart Ungar, M.D.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, shareholder proposals intended to be included in the 2017 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than January 23, 2017, or otherwise as permitted by applicable law (the “Proxy Deadline”); provided, however, that if the 2017 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2016 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2017 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the Companies Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2017 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the Proxy Statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

DELIVERY OF PROXY MATERIALS

Our Annual Report to shareholders for the fiscal year ended December 31, 2015, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the Proxy Statement and Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact Akari Therapeutics, Plc, 24 West 40th Street, 8th Floor, New York, NY 10018, Attn: Robert M. Shaw, General Counsel & Secretary or by telephone at (646) 350-0702, ext. 104. If you hold Ordinary Shares in the form of American Depositary Shares through Deutsche Bank Trust Americas or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact Deutsche Bank Trust Americas, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY
RETURN THE ENCLOSED PROXY.

PROXY FORM

AKARI THERAPEUTICS, PLC

For use at the Annual General Meeting to be held at Marcus Beck Library, Royal Society of Medicine, 1 Wimpole Street, London, W1G 0AE, at 2:00 p.m. local time on June 29, 2016.

I/We  (Name in full block capitals please) of  being (a) member(s) of Akari Therapeutics, Plc (the “Company”) hereby appoint the Chairman of the meeting or as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the annual general meeting of the Company to be held at 2:00 p.m. local time on June 29, 2016 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Ordinary Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1.	To receive the report and accounts for the year ended December 31, 2015.
2.	To re-elect Stuart Ungar, M.D. as a Class A director.
3.	To re-elect James Hill, M.D. as a Class A director.
4.	To elect David Byrne as a Class A director.
5.	To elect Donald Williams as a Class A director.
6.	To appoint BDO USA, LLP as auditors of the Company and to authorize the audit committee of the board of directors of the Company to fix their remuneration.

Dated this  2016.

Signature(s)

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.
2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution. It should be noted that a vote Abstain is not a vote in law.
3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.
4.	The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.
5.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received not less than 48 hours before the time appointed for the meeting.

6.	A proxy need not be a member of the Company. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.
7.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).
8.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, as amended, the Company specifies that entitlement to attend and vote at the Annual General Meeting, and the number of votes which may be cast at the Annual General Meeting, will be determined by reference to the Company’s register of members at 6:00 p.m. (London time) on June 27, 2016 or, if the Annual General Meeting is adjourned, at close of business on the date which is two days before the day of the adjourned Annual General Meeting (as the case may be). In each case, changes to the register of members after such time will be disregarded.
9.	Completion and return of a form of proxy will not preclude a member from attending the meeting and voting in person.
10.	The Company has retained SLC Registrars to hold and maintain its register of members. SLC Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above. Persons, who own Ordinary Shares through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“Beneficial Owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from Beneficial Owners may vote at their discretion. ADR holders are not entitled to vote directly at the Annual General Meeting, but a Deposit Agreement, as amended, exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of April 29, 2016 (the “ADR Record Date”) are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of Deutsche Bank AG London, as custodian for the Depositary, in accordance with the instructions of the ADR holders. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than June 20, 2016, at 10:00 am New York time.

Address for lodgment of Proxies:
SLC Registrars
42 – 50 Hersham Road
Walton-on-Thames
Surrey KT12 1RZ
United Kingdom